Exhibit 10.1

Amendment to
Employment Agreement

THIS AMENDMENT is made effective on December 18, 2008 by and among Dollar Financial Group, Inc., a New York corporation (together with its successors and assigns, “DFG”), Dollar Financial Corp., a Delaware corporation (together with its successors and assigns, “DFC,” and together with DFG, the “Company”) and Jeffrey A. Weiss (the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of October 5, 2007 (the “Employment Agreement”); and

WHEREAS, Section 14 of the Employment Agreement provides that the Company and Executive may amend the Employment Agreement by agreement in writing; and

WHEREAS, the Company and Executive desire to make certain changes to the method of payment of the Capstone Award and Survivor Benefit pursuant to Section 4(h) of the Employment Agreement and the vesting provisions of the annual equity awards made pursuant to Section 4(g) of the Employment Agreement.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective as of the date first above written:

1. Subsection (v) of the first sentence of Section 4(g) is amended to read as follows:

“(v) awards will vest in equal annual installments on the first, second and third anniversaries of the applicable Grant Date to the extent that, except as otherwise provided in Section 5 hereof, the Executive is employed by the Company on such date; provided, however, that if the value of any restricted shares become taxable to the Executive before such restricted shares would otherwise become vested (not including taxation in the event of an election under section 83(b) of the Code), a number of then unvested restricted shares reasonably determined by the Company to be necessary to satisfy any applicable wage and income taxes payable by the Executive with respect to all such unvested restricted shares shall become vested upon the date any such tax is required to paid or withheld by or from the Executive.”

2. Section 4(h) is revised in its entirety to read as follows:

(i) In recognition of the Executive’s service on the Board of Directors of DFC, including his service as Chairman of the Board, and in recognition of the Executive’s prior and future service to the Company, which in 2010 will reach 20 years, on the earliest to occur, if any, of: (A) the date that the Executive terminates his employment by reason of Retirement (as defined below); (B) the date that the Executive’s employment is terminated by the Company without Cause (as defined below) or by the Executive’s resignation with Good Reason (as defined below); (C) the date that the Executive’s employment terminates by reason of his Disability; or (D) the date that a change in control occurs during the Employment Period (each a “Capstone Award Vesting Date”), the Executive will be entitled to receive a Capstone Award. For purposes of this Agreement, the “Capstone Award” is a lump-sum payment which is the actuarial equivalent (determined in accordance with Section 4(h)(v)) of an annual benefit of $300,000 payable to the Executive in equal monthly installments during his lifetime commencing on the Capstone Award Payment Date (as defined below), with a $150,000 per year survivor benefit payable on his subsequent death to the Executive’s Surviving Spouse (as defined below) for her lifetime.

(ii) If the Executive dies prior to a Capstone Award Vesting Date and the Executive then is and has remained married to his current spouse (determined as of the date of this Agreement) through his date of death (his “Surviving Spouse”), the Capstone Award shall not be paid and such Surviving Spouse will be entitled to receive a Survivor Benefit. For purposes of this Agreement, the “Survivor Benefit” is a lump-sum payment that is the actuarial equivalent (determined in accordance with Section 4(h)(v)) of an annual benefit of $150,000 payable to the Surviving Spouse in equal monthly installments for her lifetime commencing on the first business day of the calendar month following the Executive’s death.

(iii) Notwithstanding anything herein to the contrary, if the Executive terminates his employment without Good Reason or the Company terminates the Executive for Cause (and, in either case, such termination occurs prior to a change in control, and is not a termination by reason of Retirement), neither the Executive nor his Surviving Spouse shall be entitled to any Capstone Award or Survivor Benefit under this Section 4(h). Upon any Capstone Award Vesting Date or the Executive’s prior death, the Capstone Award or Survivor Benefit, as applicable, shall become non-forfeitable.

(iv) The Capstone Award shall be paid on the first business day of the calendar month that follows the applicable Capstone Award Vesting Date (the “Capstone Award Payment Date”), but in no event earlier than January 1, 2009. If the Executive dies after any Capstone Award Vesting Date and before the Capstone Award Payment Date, the Capstone Award shall be paid to his Surviving Spouse on the Capstone Award Payment Date (or to her estate if she dies before the Capstone Award Payment Date). If payment of the Capstone Award is subject to the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision), the Capstone Award shall be paid, with interest at LIBOR from the date the Capstone Award would have been paid without the application of this regulation to the actual payment date, to the Executive (or his Surviving Spouse (or her estate, if applicable) if the Executive dies after a Separation from Service) at the earlier of the Executive’s death or the first business day of the seventh calendar month following the calendar month in which the date of the Separation From Service occurs. Any Survivor Benefit shall be paid to the Surviving Spouse on the first business day of the calendar month following the Executive’s death, provided that if the Surviving Spouse dies before the Survivor Benefit is paid, the Survivor Benefit shall be paid to her estate.

(v) Actuarial equivalence for purposes of this Section 4(h) will be determined in good faith by the Compensation Committee using (A) an interest rate equal to the average annual yield on a 30-year U.S. Treasury security for the month in which the lump-sum payment will be made, and (B) the mortality table prescribed by the Secretary of the U.S. Treasury for the valuation of lump-sum payment from qualified retirement plans. For purposes of this Section 4(h), “change in control” shall mean a Change in Control as defined below in Section 5(a), provided that such Change in Control constitutes a change in the ownership or effective control of DFC or DFG (or both), or a change in the ownership of a substantial portion of the assets of DFC or DFG, in each case within the meaning of Treas. Reg. § 1.409A-3(i)(5).

3. The Employment Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, each of the parties hereto has caused this Amendment to Employment Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first written above.

DOLLAR FINANCIAL GROUP, INC.

/s/ Randy Underwood
Randy Underwood
Executive Vice President and
Chief Financial Officer

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DOLLAR FINANCIAL CORP.

/s/ Randy Underwood
Randy Underwood
Executive Vice President and
Chief Financial Officer

/s/ Jeffrey A. Weiss

Jeffrey A. Weiss